Named Executive Officer	2005 Base Salary	2006 Base Salary
1. Kenneth W. Davidson	$440,000	$455,000

Named Executive Officer	2005 Base Salary
1. Paul Chapman	$300,000
2. Jack Cahill	$233,000
3. Scott Klosterman	$190,000
4. Harry L. Zimmerman	$220,000